UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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☐	Soliciting Material Under § 240.14a-12

HARLEY-DAVIDSON, INC.
(Name of Registrant as Specified In Its Charter)

H PARTNERS MANAGEMENT, LLC REHAN JAFFER
(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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H Partners Management, LLC, together with the other participant in its solicitation (collectively, “H Partners”), has filed a definitive proxy statement and accompanying BLUE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) to be used to solicit WITHHOLD votes on the election of certain directors of Harley-Davidson, Inc., a Wisconsin corporation (the “Company”), at the Company’s 2025 annual meeting of shareholders (the “Annual Meeting”).

Item 1: On the evening of May 6, 2025, H Partners issued the following press release:

Two Leading Independent Proxy Advisory Firms Recommend Harley-Davidson Shareholders Vote “Withhold” to Unseat Three Entrenched Directors

Glass Lewis and Egan-Jones Recommend Shareholders Vote WITHHOLD on Long-Tenured Directors Jochen Zeitz, Thomas Linebarger, and Sara Levinson on the BLUE Proxy Card

Both Proxy Advisory Firms Highlight the Company’s Sustained Underperformance and Erosion of Shareholder Value Under CEO & Entrenched Directors

H Partners Reminds Shareholders to Visit www.FreeTheEagle.com for Further Campaign Information and Details on How to Vote

NEW YORK--(BUSINESS WIRE)--H Partners Management, LLC (“H Partners” or “we”), one of the largest shareholders of Harley-Davidson, Inc. (NYSE: HOG) (“Harley-Davidson”, “Harley” or the “Company”), which beneficially owns approximately 9.3% of the outstanding shares of the Company, today announced that two independent proxy advisory firms – Glass, Lewis & Co. (“Glass Lewis”) and Egan-Jones Ratings Company (“Egan-Jones”) – have recommended that Harley-Davidson shareholders vote “WITHHOLD” on long-tenured directors Jochen Zeitz, Thomas Linebarger, and Sara Levinson at the Company’s upcoming Annual Meeting of Shareholders (the “Annual Meeting”). The Annual Meeting is scheduled for May 14, 2025.

H Partners commented:

“We are pleased that two of the leading proxy advisors saw through Harley’s attempts to distract shareholders from its abysmal performance and egregious governance failures. In their respective reports, Glass Lewis and Egan-Jones both make clear that Mr. Zeitz, Mr. Linebarger, and Ms. Levinson – who have overseen significant value destruction during their 18-, 17-, and 29-year tenures on the Board of Directors – cannot be trusted by shareholders to make transformational decisions about Harley-Davidson’s future.”

In its report, Glass Lewis highlighted its rationale for recommending shareholders vote withhold on the three entrenched directors based on assessment of several critical factors, including:1

Severe Underperformance and Lack of Accountability

•	“… the three directors targeted by H Partners have, during their lengthy board tenures, overseen starkly suboptimal shareholder returns, leaving Harley well off pace relative to key benchmarks.”
•	“…notwithstanding trailing performance which currently tracks to wide misses against stated objectives — including substantially all of Harley's previously espoused Hardwire targets — the board maintains the view that the Company is currently executing well and has delivered attractive value for investors. We believe there are evident causes to challenge that stance, and are concerned the board's position does indeed belie a questionable approach to accountability.”

1 Permission to use quotations from Glass Lewis was neither sought nor obtained.

•	“We believe investors should be concerned that the board not only concedes very limited culpability for Harley's very evident operational struggles, but, in fact, routinely faults external factors and declares strategic success despite a raft of seemingly wide performance misses and retreating metrics.”

Poor Governance and Low Credibility to Choose the Company’s Next CEO

•	“…we believe Harley's long-term governance arc raises clear questions regarding the participation of the targeted directors in the Company's ongoing succession processes.”

•	“…we are inclined to suggest H Partners' campaign may reasonably represent a suitable means of advancing change among very long-tenured board members whose service does not strongly correlate with attractive value for Harley investors and, by extension, is not evidently accretive to processes intended to facilitate selection of the Company's next CEO.”

•	“We believe this overtly negative result runs directly counter to Harley's recent assertion that such directors are "critical in choosing the next CEO to lead the Company", which claim is accompanied by a range of credentials that notably fails to include a legacy of value creation at Harley.”

•	“… our engagement with H Partners left us with the impression that the Dissident was less rankled by an inability to advance its nominee, and perhaps more concerned that a failure to advance its candidate — or, more notably, any other candidate — would necessarily leave Harley indefinitely mired in the status quo at a vulnerable juncture.”

•	“…it is not clear to us that the removal of the directors targeted here would portend any particularly negative outcome, or that such directors have any long-term track record of overseeing management and strategic execution at Harley in a manner that protects and enhances shareholder value.”

Long History of Weak Execution and Missing Financial Targets

•	“…we do not find the Company's claimed successes offset H Partners’ commentary or Harley's expected failure to achieve the substantial entirety of its previously promulgated financial targets…”

•	“…we take a rather dim view of Harley's recent assertion that "[t]he Company has successfully executed the Hardwire [plan]", which — coupled with materials that do not seem to acknowledge substantive internal culpability for evident performance misses — disconcertingly suggests management and the board may be disinclined to meaningfully engage with the available performance fact pattern.”

Additionally, Egan-Jones made the following points regarding the urgent need for boardroom change at Harley-Davidson based, in particular, on the Company’s poor financial performance:2

•	“In the case of HOG’s CEO pay, we believe that Mr. Zeitz has been egregiously compensated despite poor shareholder returns ever since he took the office of CEO. In our view, the apparent disconnect of executive pay and company performance is troubling, as it rewards the CEO despite eroding shareholder value.”
•	“Shareholder returns at Harley-Davidson have been poor for decades…Since a public company's primary responsibility is to return value to shareholders, we view this sustained underperformance as a failure of the management to execute their fiduciary duties.”
•	“As Levinson, Zeitz, and Linebarger have all been at the company during this sustained underperformance, we recommend shareholders withhold votes from all three of these directors.”
•	“…we believe that H Partners has a proven track record of unlocking shareholder value, demonstrating their capability to strategically drive a successful turnaround of the company.”

***

Shareholders can be part of returning Harley-Davidson to greatness by voting “WITHHOLD” on the BLUE proxy card for the election of three of Harley-Davidson’s long-tenured incumbent directors – CEO and Chairman Jochen Zeitz, Presiding Director Thomas Linebarger, and 29-year director Sara Levinson – at the Company’s Annual Meeting.

Visit www.FreeTheEagle.com for additional information about H Partners’ campaign, including how to vote on the BLUE proxy card.

About H Partners Management

H Partners Management, LLC is an independent investment firm founded in 2005 based in New York City.

IMPORTANT INFORMATION FOR SHAREHOLDERS

Harley-Davidson shareholders who have not yet received our proxy material and want to support H Partners’ campaign today may vote “WITHHOLD” on the Company’s WHITE proxy card or voting instruction form. If shareholders have already voted using the Company's WHITE Proxy Card or voting instruction form or had their vote taken over a recorded line on the telephone, a later-dated vote on either the Company’s WHITE voting forms or our BLUE proxy card or voting instruction form will revoke your previously cast vote. Only your latest dated vote counts.

Additional Information

H Partners, together with the other participants in its proxy solicitation (collectively, “the Participants”), has filed a definitive proxy statement and accompanying BLUE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit proxies in connection with the Annual Meeting. Shareholders are advised to read the proxy statement and any other documents related to the solicitation of shareholders of the Company in connection with the Annual Meeting because they contain important information, including information relating to the Participants. These materials and other materials filed by H Partners with the SEC in connection with the solicitation of proxies are available at no charge on the SEC’s website at http://www.sec.gov. The definitive proxy statement and other relevant documents filed by H Partners with the SEC are also available, without charge, by directing a request to the Participants’ proxy solicitor, Saratoga Proxy Consulting, at its toll-free number (888) 368-0379 or via email at info@saratogaproxy.com.

2 Permission to use quotations from Egan-Jones was neither sought nor obtained.

Contacts

For Shareholders:

Saratoga Proxy Consulting LLC

John Ferguson / Joseph Mills, 212-257-1311

info@saratogaproxy.com

For Media:

Longacre Square Partners LLC

Greg Marose / Kate Sylvester, 646-386-0091

HPartners@longacresquare.com

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Item 2: Also on the evening of May 6, 2025, H Partners posted the following materials to www.FreeTheEagle.com, certain of which are attached hereto as Exhibit 1 and incorporated herein by reference:

Item 3: Also on the evening of May 6, 2025, H Partners sent the following email to subscribers of www.FreeTheEagle.com:

Item 4: On May 7, 2025, H Partners sent the following email to subscribers of www.FreeTheEagle.com: